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EXHIBIT 10.1

                  NATIONAL CAPITAL INVESTMENT BANKING AGREEMENT

This is to confirm our understanding that National Capital has been engaged as a financial advisor to MIV THERAPEUTICS, INC., its successors, subsidiaries and affiliates (collectively, the "Company"), with respect to financial advisory, corporate finance and merger and acquisition matters for the twelve (12) month period commencing the date hereof. In connection with its duties hereunder, National Capital shall devote such business time and attention to matters on which the Company shall request its services. All services shall be rendered by National Capital, or its associates.

A.       FINANCIAL ADVISORY SERVICES
         ---------------------------

         During the term of this agreement, National Capital shall provide the Company with such regular and customary financial advisory services as are reasonably requested by the Company, provided that National Capital shall not be required to undertake duties not reasonably within the scope of the financial advisory services in which it is generally engaged. In performance of its duties, National Capital shall provide the Company with the benefits of its best judgment and efforts. It is understood and acknowledged by the parties that the value of National Capital' advice is not measurable in a quantitative manner and National Capital shall be obligated to render advice, upon the request of the Company, in good faith, as shall be determined by National Capital. National Capital' duties may include, but will not necessarily be limited to:

         (i) advice regarding the formation of corporate goals and their implementation;
         (ii) advice regarding the financial structure of the Company or its divisions or any programs and projects undertaken by any of the foregoing;
         (iii)    advice regarding obtaining financing; and
         (iv) advice regarding corporate organization, personnel and selection of needed specialty skills.

         In consideration of such financial advisory services, the Company agrees to (i) pay National Capital a non-refundable and non-accountable fee of $120,000 which shall be payable upon the execution of this letter. Up to fifty percent of this amount may be paid with restricted securities, based on the closing bid price and at least 50% must be paid in cash or cash equivalents, and
(ii) issue to National Capital or its designee(s), warrants ("Warrants") to purchase __________ shares (4 % of the outstanding shares) of the Company's common stock at an exercise price of $ ____ per share (25% out of the money). The Warrants shall be issued upon execution of this letter agreement. The Warrants will be exercisable for a five year period commencing on the date of issuance and shall contain such terms and conditions as are satisfactory in form and substance to National Capital, the Company and their respective counsel, including, without limitation, one-time demand registration rights (which shall vest six months following the initial public offering of the Company's securities) and piggyback registration rights, anti-dilution and net cash exercise provisions. The payments referenced in this paragraph shall be in addition to any other compensation and reimbursement of expenses described herein.

B.       FUTURE FINANCINGS
         -----------------

         National Capital will have a right of first refusal to underwrite or place any public or private sale of debt or equity securities (excluding sales to employees) of the Company, any subsidiary or successor of the Company, or held by any of the Principal Shareholders (as defined below) during the term of this agreement. It is understood that if such a proposed financing is offered to National Capital, National Capital shall have three (3) full business days in which to determine whether or not to accept such offer.

         Additionally, if National Capital introduces the Company to another party or entity during the term of this agreement and, as a result of such introduction, a financing transaction is consummated during the 12 month period following the term of this agreement, the Company shall pay National Capital upon the consummation of such financing transaction a fee equal to ten percent (10%) of the gross proceeds raised in such transaction.

Recognizing that matters of the type contemplated in this engagement sometimes result in litigation and that National Capital' role is advisory, the Company agrees to indemnify and hold harmless National Capital, its affiliates and their respective officers, directors, employees, agents and controlling persons (collectively, the "Indemnified Parties"), from and against any losses, claims, damages and liabilities, joint or several, related to or arising in any manner out of any transaction, financing, proposal or any other matter (collectively, the "Matters") contemplated by the engagement of National Capital hereunder, and

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will promptly reimburse the Indemnified Parties for all expenses (including fees and expenses of legal counsel) as incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim related to or arising in any manner out of any Matter contemplated by the engagement of National Capital hereunder, or any action or proceeding arising there from (collectively, "Proceedings"), whether or not such Indemnified Party is a formal party to any such Proceeding. Notwithstanding the foregoing, the Company shall not be liable in respect of any losses, claims, damages, liabilities or expenses that a court of competent jurisdiction shall have determined by final judgment resulted solely from the gross negligence or willful misconduct of an Indemnified Party.

This letter, including both sides, constitutes the entire understanding of the parties with respect to the subject matter hereof and may not be altered or amended except in a writing signed by both parties. This agreement shall be governed by and construed under the laws of the State of California without regard to principles of conflicts of law thereof. Neither the execution and delivery of this agreement by the Company nor the consummation of the transactions contemplated hereby will, directly or indirectly, with or without the giving of notice or lapse of time, or both: (i) violate any provisions of the Certificate of Incorporation or By-laws of the Company; or (ii) violate, or be in conflict with, or constitute a default under, any agreement, lease, mortgage, debt or obligation of the Company or require the payment, any pre-payment or other penalty with respect thereto.

If the foregoing correctly sets forth the terms of our agreement, so indicate by signing and returning the top copy of this agreement.

ACCEPTED AND AGREED TO this 15th day of April, 2003:

Sign:  /S/ ALAN LINDSAY
     ------------------------------
By:  PRESIDENT AND CEO
     ------------------------------
         [Name and Title]

C.       ACQUISITION TRANSACTION
         -----------------------

         For purposes of this agreement, the term "Acquisition Transaction" means (i) any merger, consolidation, reorganization or other business combination pursuant to which the businesses of a third party are combined with that of the Company, (ii) the acquisition, directly or indirectly, by the Company of all or a substantial portion of the assets or common equity of a third party by way of negotiated purchase or otherwise or (iii) the acquisition, directly or indirectly, by a third party of all or a substantial portion of the assets or common equity of the Company by way of negotiated purchase or otherwise.

         In connection with a proposed Acquisition Transaction, National Capital' advisory services will include the following: (i) assistance in the evaluation of a third party from a financial point of view, (ii) assistance and advice with respect to the form and structure of the Acquisition Transaction and the financing thereof, (iii) conducting discussions and negotiations regarding an Acquisition Transaction and (iv) providing other related advice and assistance as the Company may reasonably request in connection with an Acquisition Transaction.

         For purpose of this agreement, "Consideration" means the aggregate value, whether in cash, securities, assumption (or purchase subject to) of debt or liabilities (including, without limitation, indebtedness for borrowed money, pension liabilities and guarantees) or other property, obligations or services, paid or payable directly or indirectly (in escrow or otherwise) or otherwise assumed in connection with an Acquisition Transaction. The value of such Consideration shall be determined as follows:

         (a) the value of securities, liabilities, obligations, property and services shall be the fair market value as we shall mutually agree upon at the date of the closing of the Acquisition Transaction; and

         (b) the value of indebtedness, including indebtedness assumed, shall be the face amount.

         If the Consideration payable in an Acquisition Transaction includes contingent payments to be calculated by reference to uncertain future occurrences, such as future financial or business performance, then any fees of National Capital relating to such Consideration shall be payable at the time of the receipt of such Consideration.

         In connection with our services, you agree that if, during the term of this agreement or, within one year thereafter, an Acquisition Transaction is consummated with a third party introduced by National Capital, or the Company enters into a definitive agreement with a third party introduced by National Capital, which at any time thereafter results in an Acquisition Transaction, you will pay National Capital a transaction fee equal to five percent (5%) of the Consideration; PROVIDED, HOWEVER, if the Company (directly or through a third


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party) procures the other party to an Acquisition Transaction without the direct or indirect introduction by National Capital, the Company shall pay National Capital a fee equal to one percent (1%) of Consideration, with a minimum payment of Fifty Thousand ($50,000) Dollars, but only in the event National Capital provides advisory services to the Company in connection with the Acquisition Transaction.

D.       GENERAL
         -------

         The services to be provided by National Capital hereunder do not include the giving of tax, legal, regulatory, actuarial or other specialist advice or the provision of' any other services unless National Capital specifically agrees in writing to provide such services. National Capital will have no liability in respect of any services or advice provided to the Company by persons other than National Capital (including accountants, legal advisers and other specialist advisers) and the degree to which National Capital may rely on the work of such other persons shall not be affected by any limitation of liability for such work agreed between them and the Company.

         National Capital will not be responsible for any due diligence for the Company in relation to any transaction (whether in terms of nature, extent, adequacy or performance). In particular, National Capital will not have any responsibility for due diligence which would normally be carried out by specialist advisers (such as accountancy, tax, legal or valuation advisers) notwithstanding that any information or advice from these advisers may be passed on to National Capital or passed on by National Capital to the Company. It is solely the Company's responsibility to ensure that the information and advice relating to such due diligence is received and considered by the Company and is adequate for the purposes of the transaction.

         Notwithstanding that National Capital is not responsible for due diligence, National Capital reserves the right at its absolute discretion and for its own purposes to take whatever steps it may consider appropriate to satisfy itself as to the accuracy and completeness of any public documents issued in connection with any transaction and the Company agrees to co-operate fully with National Capital in the taking of such steps.

         In addition to all other charges payable to National Capital as per the terms hereof, the, Company agrees to reimburse National Capital, upon requests made from time to time, for all of its reasonable pre-approved out-of-pocket expenses incurred in connection with its activities under this agreement.

         Payment is to be made to National Capital Investment Banking as designed on the front of this agreement. In the event of suit, the party named as a Defendant, agrees to pay attorney fees to the plaintiff in the amount of 35% (but in any event not less than $1,500) of the claim if the Defendant fails to answer the Complaint, and the suit is concluded by a default judgment. If the suit is filed, by either party, and the party named as Defendant, answers the Complaint, the successful party shall be entitled to reasonable attorney fees. Any suit arising out of or related to this agreement must be brought in the Los Angeles Municipal Court (Van Nuys Division), in the Los Angeles Superior Court (Northwest District), or in the Federal District Court in Los Angeles.


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                                    ADDENDUM

I. This addendum, together with the National Capital Investment Banking Agreement, constitutes the entire contract. When in conflict, the addendum supercedes the contract.

II.      Section titled FINANCIAL ADVISORY SERVICES shall be amended as follows:

1.       Term of agreement is 3 months renewable at MIVT sole discretion.
2. Cost of services is $30,000, half to be paid in S-8 stock, half in restricted stock
         A.       65,217 S-8 Shares
         B.       65,217 Restricted Shares
3.       Warrant is for 1.2 million shares
         A.       Term of warrant is 6 months
         B.       Price of warrant is 50 cents
         C.       Anti-dilution provision is voided

III.     Section titled FUTURE FINANCINGS shall be amended as follows:

Future financings will not be subject to first rights of refusal, rather advance notice to National Capital. Also, the 10% financing fee paid by the company shall be universal, meaning that's the entire amount the company shall pay in fees (in cash or in stock).

IV. Page one, section B, paragraph three, starting with "Recognizing that matters" and ending with "of an indemnified party" is null and void and is stricken from the agreement.

V. Section titled ACQUISITION TRANSACTION shall be amended as follows:

The 5% fee will only apply if National Capital makes the introduction to the company of the acquired company.

If the National Capital Investment Banking Agreement and this addendum accurately reflect the entire understanding of the agreement, kindly indicated by signing below.

SIGN:    /S/ ALAN LINDSAY                   SIGN:    /S/ BARRY MIGLIORINI
         -----------------------                     --------------------------
BY:      PRESIDENT AND CEO                  BY:      BARRY MIGLIORINI/ DIRECTOR
         -----------------------                     --------------------------

DATE:    15TH APRIL 2003
         -----------------------


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                           MEMORANDUM OF UNDERSTANDING

Effective immediately, MIV Therapeutics agrees to lower the strike price of National Capitals 1.2 million warrants issued in the contract dated April 15, 2003 to a price of .40 cents and issue an additional 200,000 warrants with a strike price of .42 cents. MIV Therapeutics agrees to register these warrants immediately. National Capital agrees to split any proceeds over .50 cents (US) from the sale of 200,000 warrants with MIV Therapeutics. Term of this warrant shall be 6 months from the date these warrants are registered (200,000 @42 cents).

If the foregoing correctly sets forth the terms of our agreement, so indicate by signing and returning the agreement.

ACCEPTED AND AGREE TO this 9th day of June, 2003:

Sign:    /S/ ALAN LINDSAY
         ---------------------------------
By:      Alan Lindsay, MIV Therapeutics

Sign:    /S/ BARRY MIGLIORINI
         ---------------------------------

By:      Barry Migliorini, National Capital




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